EXHIBIT 21

LIST OF SUBSIDIARIES OF REGISTRANT

SCS Transportation, Inc.

Saia Motor Freight Line, Inc.

Houma Investments, Inc.

Jevic Transportation, Inc.

Creek Road Properties, Inc.